CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. THE REDACTED INFORMATION HAS BEEN BLACKED OUT ON THE EXHIBIT.

UNBEATEN CHANNEL AGREEMENT

AGREEMENT NUMBER: 223270-5608-00

Date: 24 March 2023

The Parties: **DSI by Inverleigh Pty Ltd,** a subsidiary of Inverleigh Media Holdings Pty Ltd, whose principal place of business is 71 Thistlethwaite Street, South Melbourne, VIC 3205, AUSTRALIA, Australian Company Number 151 762 793 (hereinafter referred to as 'Licensor' or 'Inverleigh');

and

Apple iSports Australia Pty Ltd whose principal place of business is Level 7. ,552 Lonsdale St, Melbourne, VIC, AUSTRALIA, 3000 Australian Company Number 655 174 280 (hereinafter referred to as 'Licensee').

Overview: The Licensor hereby provides to the Licensee a License, or series of Licenses, granting broadcast rights for Programs in accordance with the terms contained within this Agreement.

The Licensor and Licensee acknowledge that in the signing of this agreement, both parties clearly understand their rights and obligations set out in the Agreement.

Licenses included in this Agreement: This Agreement incorporates Licenses for the following Programmes:

License Number – 213046-5472-UCHA: AppleiSports Channel

Licensor Main Contact: Brendon Oliver – Commercial Director
Email: brendon.oliver@inverleigh.com Direct Phone: +61 3 8644 5000

Licensee Main Contact: Jeremy Samual – Director
Email: jeremy.samuel@appleisports.com Direct Phone: +61 414 532 751

LICENSE: 223270-5608-UCHA

APPLE ISPORTS CHANNEL

The Licensor hereby grants to the Licensee, the right to telecast content supplied within The Channel as specified within this License and in accordance with the terms contained within this Channel Agreement, 223270-5608-00.

Preamble:

Inverleigh operates a 24/7 linear sport channel branded UNBEATEN ("The Channel") which it licenses to media platforms globally.

Apple iSports operates an international wagering business and wishes to launch its own sports channel to be carried on the AppleiSports digital wagering platform.

Apple iSports have agreed to License The Channel to be carried on its platform and have contracted Inverleigh to create a bespoke version of The Chanel rebranded under the Apple iSports banner ('The Service").

Definitions:

The Channel – Inverleigh owned and operated channel branded UNBEATEN
The Service – A version of UNBEATEN Channel which shall be rebranded as Apple iSports Channel
The Platform – AppleiSports wagering website
Channel ID – rebranded style guide
CDN – Content Delivery Network
SSAI – Server-Side Ad Insertions

TERMS OF AGREEMENT

Channel Name: Apple iSports Channel ("working title")

Channel Composition: Licensor agrees to deliver to the Licensee a fully serviced, including complete program schedule, operation, HLS delivery and rebranded version of 'The Channel' under the Apple iSports Channel brand 'The Service'.

The Service shall include a 24 hour schedule comprising as-live and non-live sports programming including sports events, sports documentary programs, sports entertainment programs, preview and review programs.

Licensor will consult with the Licensee during the rebrand period to implement Licensee's brand in developing the Channel ID (style guide) and execute the Channel ID rebrand through development of still and motion graphics elements, up to eight, 15 second promos and other ID elements that ensures The Service a distinct look and feel that aligns with the Apple iSports brand.

Rights Licensed: Licensee is granted a License to transmit, publish and cast 'The Service' on the Licensee's owned and operated platform, currently operating under the brand Apple iSports, only. The Channel shall be geo-blocked to ensure it is only accessible within the specified Territory agreed.

All rights shall be non-exclusive.

Any and all rights not herein granted are reserved by Licensor

License Period: The Parties agree that the Agreement is for a three (3) year term from the commencement date as follows:

- Shall commence 1 May 2023 (or at an alternative date by mutual agreement) and shall continue for a successive twelve (12) month period.
- The License Period shall then automatically renew for two (2) successive twelve (12) month periods ("Renewal Period") unless either Party provides the other Party notice in writing, email sufficient, of its intent terminate or not to renew the Agreement, no less than thirty (30) days before the end of the then-current twelve (12) month period.

Rebrand Period:	6-8 weeks from the date of execution and receipt of initial payment instalment and subject to mutual agreement and signoff of the Channel ID.
Territory:	World-wide
Languages:	English
Delivery:	HLS Feed or another mutually agreed manner which may be subject to additional charge. Licensor shall ensure the feeds continuously available during the License Period. Licensor shall be responsible for the cost of delivering The Service to the AppleiSports platform only including EPG, metadata, imagery and support materials as required. Licensee shall be responsible for any additional fees and delivery costs including CDN fees, using Apple iSports content delivery network ("CDN"), associated with delivering The Service to end-users via the platform.
Advertising Inventory	Licensee shall be responsible for and retain 100% of advertising inventory within the linear channel, typically 8 minutes per hour
SSAI	In the event the Licensee does not have a preferred Server-Side Ad Insertions (SSAI) service provider the Licensor is able to provide these services through its UNBEATEN AD SERVICES service, which shall be subject to the signing of a separate SSAI service agreement.
Marketing	Licensor shall supply up to four (4) minutes of branded interstitials that can be used within The Service to backfill any unused ad inventory and for marketing and promotional activities on the Apple iSports social platforms over the course of the License Period and in each subsequent Renewal Period.
Feed Time Zone:	USA Eastern Time unless otherwise advised by Licensee.
Payment of Fees:	The total fees and charges of [redacted] net per annum, will be paid on invoice, in six installments being; [redacted]
Secondary Feeds:	In the event the Licensee requires additional feeds to be delivered to its platform or partner platforms a secondary delivery fee will be charged [redacted] per month per secondary feed.
Secondary Channels:	In the event a secondary channel is required to be played out on a territory by territory basis to accommodate certain live rights restrictions an additional Channel Playout fee [redacted] per month will be billed for re-programming and Live scheduling.

inverleigh

Initialled: ____________ | ____________
Licensor Licensee

PAYMENTS

Payment Terms:

The Parties hereby acknowledge that no services will be delivered until a reasonable period after the first payment has been transferred by Licensee and received into Licensor's account. For avoidance of doubt, the launch of the service will be on the basis of "time is of the essence".

Licensee agrees to make all payments listed in this License Agreement will be made by Licensee and received by Licensor prior to despatch of any programmes.

Payments will be made in full and in accordance with the terms outlined within each invoice and prior to the agreed dates of payments.

Licensee hereby agrees to pay any and all related taxes and levies, including but not limited to withholding and value added taxes, arising from any payment due to the Licensor under this Agreement. Such taxes and levies will be paid over and above, and will not be deducted from the total fees and charges outlined in this agreement.

Licensor Bank Details:

Bank: [redacted]
Bank Address:
Account Name:
BSB Number:
Account Number:
Swift Code:

Contacts - Accounts:

Licensee Accounts Contact:
Email: jeremy.samuel@appleisports.com

Licensor Accounts Contact: Peter Wraith - Director
Email: finance@inverleigh.com Direct Phone: +61 3 8644 5000

OTHER CONDITIONS AND PROVISIONS:

The Terms and Conditions included after the signature section to be read as being included as part of this Agreement 213046-5472-00 and are legally binding.

Signed, understood, agreed and accepted by;

______________________________	______________________________
on behalf of Licensor	on behalf of Licensee;
DSI by Inverleigh Pty Ltd	**Apple iSport Australia Pty Ltd**
Name: Peter Wraith	Name: Jeremy Samuel
Title: Chief Executive Officer	Title: President
Date:	Date: 24 March 2023

STANDARD TERMS AND CONDITIONS

GENERAL

This Agreement may only be varied by written agreement signed by both parties. Except to the members of its group of companies, a party may not assign its rights or obligations under this Agreement without the prior written consent of the other party.

If a party overlooks a breach of this Agreement by the other party, it is not taken to have agreed to any future breach. This Agreement contains the parties entire understanding concerning the subject matter. The law of Victoria, Australia governs this Agreement, the provisions contained within it and any and all disputes that may arise from this Agreement.

CONFIDENTIALTY

Each party must keep the other party's confidential information confidential and not disclose it to another person. Confidential information includes, but is not limited to, the terms and conditions of this entire Agreement.

PERMITTED USE

The Agreement sets out the permitted use of the program(s) supplied. Any use outside that which is provided for is strictly prohibited. Unless otherwise agreed in writing, programs are to remain as complete packages, meaning they are to be broadcast as delivered and in full. For avoidance of doubt, the licensee may alter the program specifications to comply with their specific broadcast requirements, on the basis that the alterations do not substantially change the nature of the original program supplied.

The licensee is permitted to use any part of the program or a sequence of the program for the purpose of promoting the forthcoming broadcast of the program.

LICENSING FEES AND OTHER PAYMENTS

Payment will be made to the licensor in accordance with the terms set out in the "Payment Schedule". Fees are payable in US Dollars (USD) unless otherwise specified.

All taxes, customs and other such charges imposed upon the licensee by law or required by any government body in connection with the licensing under this Agreement are payable by the licensee. This includes but is not limited to withholding and value added taxes. If a value added tax is payable as a consequence of supply under this Agreement, the licensee receiving the supply must, subject to receipt of a valid tax invoice, pay the relevant amount to the licensor.

INDEMNITY

Each party will indemnify and hold the other party harmless from and against any actions, proceedings, claims, damages and liabilities, cost and expenses of any of its undertakings, warranties or obligations under this Agreement.

FORCE MAJEURE

Except for payment obligations, if either Party is prevented from performing or is unable to perform any of its obligations under this Agreement due to causes beyond the reasonable control of the Party invoking this provision, including but not limited to acts of God, acts of civil or military authorities, riots or civil disobedience, wars, strikes or labor disputes, such Party's performance shall be excused and the time for performance shall be extended accordingly provided that the Party immediately takes all reasonably necessary steps to resume full performance.

TERMINATION

The licensor reserves the right to terminate this Agreement upon notice to the licensee where the licensee fails to or refuses to perform any of its obligations in accordance with this Agreement, including non-compliance with the "Payment Schedule". Such termination shall not otherwise affect in any way whatsoever the license fees payable for the program(s).

If the licensor fails or refuses to perform any of its obligations under this Agreement, the licensee may at its option terminate this Agreement with the giving of 30 days' notice to the licensor. If the licensee exercises their rights under this clause, the licensor must repay the licensee all amounts of the license fee relating to episodes or segments that have not been delivered.

SUSPENSION

Licensor may suspend the delivery of any of the Content, in whole or in part, from the Program Offering only if (a) necessary to remedy a security issue, (b) such action is necessary to comply with an applicable law or court or government order, or (c) Licensor reasonably believes that such action is necessary to avoid liability. Licensor will give Licensee as much notice as practicable for the parties to cure the issue and avoid a suspension. Licensor will minimize the scope of the suspension to what is strictly needed to address the issue causing the suspension. Licensor will either not proceed with the suspension or will promptly restore suspended services once the issue that gave rise to the suspension has been resolved.

DYNAMIC CHANNEL DELIVERY SPECS

Video:

Compression – MP4 H.264 High Profile

Progressive Scan Mode – Avoid interlaced
Multi-pass – Will provide better quality video
Resolution – 1920x1080 or 1280x720
Bitrate – 1500+ KBPS
Frame Rate – NTSC – 29.97 fps
Frame Rate – PAL – 25.00 fps

Audio:

Codec – AAC, Dolby Digital AC3
Level – Loudness (CALM Act): Target* value -24 LKFS (*Range -20 LKFS to -30 LKFS)
Same Rate: 48 kHz, 2 channel stereo, 16 bits per sample
Bitrate: 128 kbps or above

Captioning:

All available files will be in .SRT format.

EPG:

EPG Integration and delivery TBA